Exhibit 99.1

EQV Ventures Acquisition Corp. Announces the Pricing of $350 Million Initial Public Offering

PARK CITY, UTAH, Aug. 06, 2024 (GLOBE NEWSWIRE) -- EQV Ventures Acquisition Corp. (the “Company” or “EQV”), a special purpose acquisition company sponsored by an affiliate of the EQV Group, and formed for the purpose of entering into a business combination with one or more businesses, announced today the pricing of its initial public offering of 35,000,000 units at a price of $10.00 per unit. The units are expected to be listed on The New York Stock Exchange (“NYSE”) and begin trading tomorrow, August 7, 2024, under the ticker symbol “EQVU.”

Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities constituting the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on NYSE under the ticker symbols “EQV” and “EQVW,” respectively.

BTIG, LLC is acting as sole book-running manager for the offering.

The Company has granted the underwriter a 45-day option to purchase up to an additional 5,250,000 units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on August 8, 2024, subject to customary closing conditions.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: BTIG, LLC, 65 East 55th Street New York, New York 10022, Attn: Syndicate Department, BTIGSyndicateCoverage@btig.com.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (“SEC”) and became effective on August 6, 2024 in accordance with Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering, the anticipated use of the net proceeds, and the search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contacts

IR@eqvventures.com